Exhibit 1.13

Dear Aurora Shareholders,

On November 3, 2026, Aurora Cannabis Inc. (“Aurora”) and Organigram Global Inc. (“Organigram”) announced a definitive agreement (the “Arrangement Agreement”) to undertake a transformative transaction to establish Canada’s largest global cannabis company. Pursuant to the terms of the Arrangement Agreement, Organigram will acquire each of the issued and outstanding common shares of Aurora (the “Aurora Shares”) in exchange for either (i) $7.80 in cash, (ii) 5.8626 common shares in the capital of Organigram (the “Organigram Shares”), or (iii) a combination of $3.75 in cash and 3.0431 Organigram Shares, subject to proration, maximum amounts and adjustments, structured as a statutory plan of arrangement pursuant to the Business Corporations Act (British Columbia) (the “Organigram Arrangement”).

The Organigram Arrangement will combine Aurora’s global medical cannabis leadership and extensive EU GMP network with Organigram’s leading Canadian position to create a stronger, more diversified global cannabis company. The Board of Directors is of the view that retained ownership in the combined entity resulting from the Organigram Arrangement will provide shareholders of Aurora (“Aurora Shareholders”) with greater value, underpinned by the combined business’ synergies, growth prospects, and future investment opportunities.

The Organigram Arrangement is the result of a robust strategic review process conducted by Aurora, under the oversight of a special committee of independent directors (the “Special Committee”), advised by independent legal and financial advisors. The review process involved an extensive market check, including outreach to multiple parties. The Special Committee and the Board of Directors believe that the Organigram Arrangement is superior to the hostile offer by Curaleaf Holdings, Inc. (“Curaleaf”) to purchase all of the issued and outstanding Aurora Shares (the “Hostile Bid”) and the best actionable path forward to maximize value for Aurora Shareholders. Further details regarding the Organigram Arrangement will be included in a joint information circular in respect of special shareholder meetings of both companies to approve the Organigram Arrangement, which will be filed on Aurora’s SEDAR+ profile in due course. The shareholder meetings are expected to be held in December 2026.

After careful review, and based on the unanimous recommendation of the Special Committee, and after receiving external advice from financial and legal advisors, the Board of Directors has determined that the Organigram Arrangement is in the best interests of Aurora and its shareholders, and is superior to the Hostile Bid. The Board of Directors unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and APPROVE the Organigram Arrangement.

The principal reasons for rejecting the Hostile Bid, as outlined in Aurora’s directors’ circular dated September 1, 2026, and notice of change dated October 14, 2026, continue to apply. In addition, the Special Committee and the Board of Directors believe the Organigram Arrangement is in the best interests of Aurora and the Aurora Shareholders and is a superior alternative to the Hostile Bid for the following reasons, among others:

•	Brings together highly complementary operations: Aurora Shareholders to benefit from a stronger platform resulting from the combination of Aurora’s EU-GMP certified manufacturing capacity and pharmacy and patient access network across Canada, Europe, Australia and New Zealand, and Organigram’s leading Canadian recreational brands and newly integrated Sanity Group’s European footprint.

•	Synergies: In excess of $50 million in identified synergies from cross-selling across Organigram’s and Aurora’s Canadian and international footprints, procurement scale, consolidated distribution, public company expenses, and routing international demand to the lowest-cost production asset across the combined network.

•	Expands presence across the world’s largest nationally regulated markets: Aurora Shareholders to participate alongside Organigram shareholders in a company with greater scale, enhanced supply chain certainty and diversification. The company will have an enhanced presence across nationally legal cannabis markets, with established regulatory frameworks, licenses and infrastructure.

•	Accelerates product innovation and growth opportunities: The combined company’s scale and cross-border infrastructure create a platform for shared innovation and brand building, bolstered by Organigram’s strategic shareholder, British American Tobacco p.l.c. (“BAT”), which brings demonstrated expertise across R&D, innovative product development, and global supply chain management.

•	Preserves balance sheet strength: The cash component of the consideration under the Organigram Arrangement is fully financed and expected to be financed through cash on hand, a concurrent investment by BAT and an increase in Organigram’s existing credit facility, preserving Organigram’s and Aurora’s disciplined, balanced approach between efficient capital allocation and driving sustained profitable growth. The financing structure is designed to preserve balance sheet flexibility and support continued investment in the combined company’s growth priorities.

•	Enhanced liquidity and capital markets profile: The acquisition will result in a larger market capitalization and increased free float. Index eligibility is expected to broaden the institutional shareholder base and support improved trading liquidity and research coverage. Greater scale, certified international supply and a diversified revenue base will make the combined entity the clear strategic counterparty in the sector for global CPG and pharmaceutical partners.

•	Provides choice for Aurora Shareholders: The Organigram Arrangement provides Aurora Shareholders with flexibility in how they receive the premium in exchange for their Aurora Shares. Aurora Shareholders can choose between an attractive mix of cash or Organigram Shares, or a combination of both.

•	Creates meaningful equity participation for Aurora Shareholders: Aurora Shareholders are expected to hold approximately 35% pro forma economic and 42% voting ownership of the combined company on a fully diluted basis, ensuring a meaningful opportunity to participate in the combined company’s future growth and value creation.

For these reasons, we urge you to REJECT the Hostile Bid and VOTE IN FAVOUR of the Organigram Arrangement. To reject the Hostile Bid, you do not need to do anything. If you have tendered your Aurora Shares and wish to withdraw, ask your broker or contact Kingsdale Advisors by phone at 1-800-749-9052 (toll-free in North America) or 416-623-4172 (text or call), or by email at contactus@kingsdaleadvisors.com, to assist you with this process. For more information, please go to www.ProtectAurora.com.

The Board of Directors and the Special Committee believe that the Organigram Arrangement presents a unique opportunity to create a world-class global cannabis company. We thank you for your consideration and continued support.

Sincerely,

/s/ Michael Singer

Michael Singer

Lead Independent Director

On behalf of the Board and the Special Committee

This document is important and requires your immediate attention. Inquiries concerning the information in this document should be directed to Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

of the unsolicited offer by

CURALEAF HOLDINGS, INC.

to purchase all of the issued and outstanding common shares of

AURORA CANNABIS INC.

for consideration per Aurora Share of

US$1.00 in cash and 0.4013 of a Curaleaf Share,

subject to a maximum aggregate value of US$6.00 per Aurora Share

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously concluded that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders and continues to recommend that you

REJECT the Hostile Bid by taking no action and do not tender your Aurora Shares

As announced by Aurora on November 3, 2026, Aurora and Organigram Global Inc. have entered into an Arrangement Agreement, pursuant to which Aurora Shareholders will receive, for each Aurora Share, (i) $7.80 in cash, (ii) 5.8626 Organigram Shares, or (iii) a combination of $3.75 in cash and 3.0431 Organigram Shares, subject to proration, maximum amounts and adjustments.

NO ACTION IS REQUIRED to REJECT the Hostile Bid

If you have already tendered your Aurora Shares to the Hostile Bid, you can withdraw your Aurora Shares by contacting your broker or Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

November 3, 2026

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Hostile Bid is made for the securities of a Canadian issuer and while the Hostile Bid is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. Financial information included herein has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies. The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the issuer is located in Canada, and that some or all of its officers and directors are residents of Canada. See “Notice to Non-Canadian and U.S. Shareholders” on page 9.

TABLE OF CONTENTS

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	7

FORWARD-LOOKING STATEMENTS	7

NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS	9

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD	9

RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS	9

REASONS FOR REJECTION OF THE HOSTILE BID	10

CONCLUSION AND RECOMMENDATION	11

RECENT DEVELOPMENTS	12

HOW TO REJECT THE HOSTILE BID	12

HOW TO WITHDRAW DEPOSITED SHARES	12

NO MATERIAL CHANGES	13

OTHER MATERIAL INFORMATION	13

STATUTORY RIGHTS	13

APPROVAL OF NOTICE OF CHANGE	13

CERTIFICATE	14

SCHEDULE “A” GLOSSARY	15

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This notice of change (the “Notice of Change”) relates to the directors’ circular dated September 1, 2026 (the “Original Directors’ Circular”) issued by the Board of Directors of Aurora Cannabis Inc. (“Aurora” or the “Company”) in response to the hostile offer by Curaleaf Holdings, Inc. (“Curaleaf”) to purchase all of the issued and outstanding common shares of Aurora (the “Aurora Shares”), upon the terms and subject to the conditions set forth in the offer to purchase (the “Initial Hostile Bid”) and related take-over bid circular of Curaleaf dated August 18, 2026 (the “Curaleaf Circular”). The Initial Hostile Bid was varied by Curaleaf pursuant to a notice of variation, change and extension dated October 6, 2026 (the “Curaleaf Notice of Variation”) amending the Curaleaf Circular. Under the revised Curaleaf hostile bid (the “Hostile Bid”), Curaleaf is offering, for each Aurora Share, US$1.00 in cash and 0.4013 of a subordinate voting share of Curaleaf (the “Curaleaf Shares”). This Notice of Change supplements the notice of change to the directors’ circular filed by Aurora on October 14, 2026 (the “First Notice of Change”).

Certain capitalized terms used in this Notice of Change have the respective meanings set out in the Glossary attached as Schedule “A” hereto, unless such term is defined elsewhere in this Notice of Change. Unless otherwise indicated, information in this Notice of Change is given as at November 3, 2026. Except as otherwise indicated in this Notice of Change all references to dollar amounts (“$”) are to the currency of Canada and all references to “US$” are to the currency of the United States.

All information provided in this Notice of Change relating to Curaleaf is derived from information contained in the Curaleaf Circular and other publicly available information, including information contained in public filings made by Curaleaf with securities regulatory authorities. The Aurora Board and Aurora do not assume any responsibility for the accuracy or completeness of such information.

FORWARD-LOOKING STATEMENTS

Certain statements in this Notice of Change, including the discussion of the reasons for the Aurora Board’s recommendation that Aurora Shareholders reject the revised Hostile Bid and the Aurora Board’s recommendation that Aurora Shareholders approve the Organigram Arrangement, contain forward-looking information and/or forward-looking statements within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks”, “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Notice of Change include, but are not limited to, statements regarding: the value of Aurora and the Aurora Shares relative to the consideration offered under the Hostile Bid; the anticipated structure, timing and completion of the Organigram Arrangement, including the special meetings of shareholders of Aurora and Organigram and the filing and mailing of the Joint Circular; the anticipated financing of the cash consideration under the Organigram Arrangement, including the concurrent investment by BAT and the increase in Organigram’s existing credit facility; the anticipated pro forma ownership of the combined entity by Aurora Shareholders under the Organigram Arrangement and the Hostile Bid; and the anticipated benefits of the Organigram Arrangement, including estimated synergies, market capitalization, free float, index eligibility, institutional shareholder base, trading liquidity and research coverage, and the anticipated operations, market presence, product innovation, growth opportunities and balance sheet strength of the combined company.

Forward-looking statements contained in this Notice of Change are based on a number of estimates and assumptions including, but not limited to assumptions as to, the accuracy and completeness of the information regarding Curaleaf derived from the Curaleaf Circular, the Curaleaf Notice of Variation and Curaleaf’s other public filings; the accuracy and completeness of information regarding Organigram provided by Organigram or contained in Organigram’s public filings; satisfaction of conditions to closing of the Organigram Arrangement including the receipt of required shareholder, court and regulatory approvals; the Arrangement Agreement not being terminated in accordance with its terms; the completion of the concurrent investment by BAT and the increase in Organigram’s existing credit facility on the anticipated terms; the ability of the combined company to successfully integrate the businesses of Aurora and Organigram and realize the anticipated synergies and other benefits of the Organigram Arrangement within the anticipated timeframes; development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; access to favourable equity and debt capital markets; the ability to raise any additional capital that may be required to advance the business of Aurora; favourable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favourable production levels and costs from Aurora’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for Aurora’s operations; and Aurora’s ability to conduct operations in a safe, efficient, and effective manner. Estimates and assumptions made by Aurora are made as of the date of this Notice of Change or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Aurora believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Notice of Change involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Hostile Bid, including the results of shareholders’ decisions to tender and any further variation, extension or withdrawal of the Hostile Bid or other actions taken by Curaleaf; the Organigram Arrangement, including the results of Aurora Shareholders’ and Organigram shareholders’ decisions to approve the Organigram Arrangement; the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; the failure to obtain the required shareholder, court or regulatory approvals for the Organigram Arrangement on the anticipated timeline or at all; the possibility that the Arrangement Agreement may be terminated in certain circumstances; the failure to complete the concurrent investment by BAT or the increase in Organigram’s existing credit facility; the proration of the consideration elected by Aurora Shareholders under the Organigram Arrangement; difficulties integrating the businesses of Aurora and Organigram and the failure to realize the anticipated synergies and other benefits of the Organigram Arrangement; the ability of Aurora to engage in alternative transactions with parties other than Curaleaf and Organigram and realize expected value, market opportunities, accretion or synergies in connection with those transactions; fluctuations in the trading price of the Curaleaf Shares and the Organigram Shares; fluctuations and changes in Curaleaf’s, Organigram’s or Aurora’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Aurora; reliance on Aurora’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges; costs of inputs; Aurora’s ability to market products successfully; the application of environmental laws; the impact of increasing competition; unfavourable Canadian, U.S. and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; foreign operations generally, differences between various jurisdictions; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes; modifications in local licensing regimes; exposure to local laws and regulations; and such other risks and uncertainties identified in the filings by Aurora with the applicable securities regulatory authorities in Canada, which are available under Aurora’s issuer profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

The Aurora Board believes that the expectations reflected in the forward-looking statements contained in this Notice of Change are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Aurora and the Aurora Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The foregoing lists of assumptions, risks and uncertainties are not exhaustive, and no forward-looking statement is a guarantee of future performance. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Notice of Change. Except as required by law, neither the Aurora Board nor Aurora undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Notice of Change are made as of the date of this Notice of Change and expressly qualified in their entirety by this cautionary statement.

NOTICE TO NON-CANADIAN AND U.S. SHAREHOLDERS

The Hostile Bid to which this Notice of Change relates is made for the securities of a Canadian issuer. This Notice of Change has been prepared by Aurora in accordance with disclosure requirements under applicable Canadian law. Aurora Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Aurora prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies prepared in accordance with United States generally accepted accounting principles and other non-Canadian companies.

It may be difficult for Aurora Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Aurora is a corporation existing under the laws of British Columbia, certain of the officers and directors of Aurora reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Aurora and the other above- mentioned Persons are located in Canada. Aurora Shareholders in the United States and otherwise outside of Canada may not be able to sue Aurora or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court. The Hostile Bid and this Notice of Change have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this Notice of Change.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE AURORA BOARD

After considering the terms of the Hostile Bid, the terms of the Organigram Arrangement, and receiving advice from financial and legal advisors, including the Fort Capital Fairness Opinion and the Origin Fairness Opinion in respect of the Organigram Arrangement, and for the reasons described under “Reasons for Rejection of the Hostile Bid”, among others, the Special Committee concluded that the Organigram Arrangement is superior to the Hostile Bid and that the Hostile Bid remains financially inadequate and continues to significantly undervalue Aurora. In addition, the Hostile Bid and the Curaleaf Notice of Variation fail to address other key concerns raised by the Special Committee and the Aurora Board in the Original Directors’ Circular. As a result, the Special Committee unanimously determined that the Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders. The Special Committee also unanimously recommended that the Aurora Board continue to recommend to Aurora Shareholders that they REJECT the Hostile Bid and NOT TENDER their Aurora Shares to the Hostile Bid.

RECOMMENDATION OF THE AURORA BOARD TO AURORA SHAREHOLDERS

The Aurora Board unanimously recommends that Aurora Shareholders REJECT the Hostile Bid and NOT TENDER their Aurora Shares to the Hostile Bid.

In making such determination and recommendation, the Aurora Board has carefully considered and relied upon the recommendation of the Special Committee, advice from Aurora’s financial and legal advisors, including the Fort Capital Fairness Opinion and the Origin Fairness Opinion in respect of the Organigram Arrangement, and the other factors considered by the Aurora Board and the Special Committee, including those referred to below under “Reasons for Rejection of the Hostile Bid”.

Aurora Shareholders are urged to read the Original Directors’ Circular, the First Notice of Change and this Notice of Change in their entirety and should consider the terms of the Hostile Bid carefully and come to their own decision as to whether to accept or reject the Hostile Bid. Aurora Shareholders who are in doubt as to how to respond to the Hostile Bid should consult their own investment advisor, lawyer or other professional advisors. Aurora Shareholders are advised that acceptance of the Hostile Bid may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in the Original Directors’ Circular, the First Notice of Change or this Notice of Change should be directed to Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com.

REASONS FOR REJECTION OF THE HOSTILE BID

The Aurora Board, on the unanimous recommendation of the Special Committee, has unanimously determined that the revised Hostile Bid remains inadequate, continues to significantly undervalue Aurora and is not in the best interests of Aurora or the Aurora Shareholders. The principal reasons for rejecting the Hostile Bid stated in the Original Directors’ Circular continue to apply. In addition, the Special Committee and the Aurora Board have identified further deficiencies and misleading statements in the disclosure provided by Curaleaf in the Curaleaf Notice of Variation as detailed in Aurora’s First Notice of Change.

After thorough consideration of all aspects of the revised Hostile Bid, advice from each of Fort Capital and Origin, as well as the factors included in the Original Directors’ Circular, the First Notice of Change, and this Notice of Change, the Aurora Board and the Special Committee have UNANIMOUSLY concluded that the revised Hostile Bid is not in the best interests of Aurora or the Aurora Shareholders, and continue to recommend that Aurora Shareholders REJECT the revised Hostile Bid and NOT TENDER their Aurora Shares to the revised Hostile Bid.

On November 3, 2026, Aurora and Organigram announced that they entered into the Arrangement Agreement providing for the Organigram Arrangement. Under the terms of the Organigram Arrangement, Aurora Shareholders may elect to receive (i) $7.80 per Aurora Share in cash, (ii) 5.8626 Organigram Shares per Aurora Share held, or (iii) a combination of $3.75 in cash plus 3.0431 Organigram Shares per Aurora Share held, subject to proration, maximum amounts and adjustments in accordance with the Organigram Arrangement. The Aurora Board is of the view that, compared with the revised Hostile Bid, the Organigram Arrangement provides greater value to Aurora Shareholders underpinned by the combined business’ synergies, growth prospects, and future opportunities. Moreover, the Organigram Arrangement offers Aurora Shareholders the opportunity to continue to benefit from the future value of Aurora’s existing business, with Aurora Shareholders expected to hold approximately 35% ownership of the combined entity, as compared to approximately 9% ownership of the combined entity under the terms of the Hostile Bid.

The Aurora Board and the Special Committee have determined that the benefits of the Organigram Arrangement to Aurora and the Aurora Shareholders outweigh, and are superior to, the revised Hostile Bid. Such benefits include, without limitation, the following:

•	Brings together highly complementary operations: Aurora Shareholders to benefit from a stronger platform resulting from the combination of Aurora’s EU-GMP certified manufacturing capacity and pharmacy and patient access network across Canada, Europe, Australia and New Zealand, and Organigram’s leading Canadian recreational brands and newly integrated Sanity Group’s European footprint.

•	Synergies: In excess of $50 million in identified synergies from cross-selling across Organigram’s and Aurora’s Canadian and international footprints, procurement scale, consolidated distribution, public company expenses, and routing international demand to the lowest-cost production asset across the combined network.

•	Expands presence across the world’s largest nationally regulated markets: Aurora Shareholders to participate alongside Organigram shareholders in a company with greater scale, enhanced supply chain certainty and diversification. The company will have an enhanced presence across nationally legal cannabis markets, with established regulatory frameworks, licenses and infrastructure.

•	Accelerates product innovation and growth opportunities: The combined company’s scale and cross-border infrastructure create a platform for shared innovation and brand building, bolstered by Organigram’s strategic shareholder, British American Tobacco p.l.c. (“BAT”), which brings demonstrated expertise across R&D, innovative product development, and global supply chain management.

•	Preserves balance sheet strength: The cash component of the consideration under the Organigram Arrangement is fully financed and expected to be financed through cash on hand, a concurrent investment by BAT (through its subsidiary, BT DE Investments Inc.) and an increase in Organigram’s existing credit facility, preserving Organigram’s and Aurora’s disciplined, balanced approach between efficient capital allocation and driving sustained profitable growth. The financing structure is designed to preserve balance sheet flexibility and support continued investment in the combined company’s growth priorities.

•	Enhanced liquidity and capital markets profile: The acquisition will result in a larger market capitalization and increased free float. Index eligibility is expected to broaden the institutional shareholder base and support improved trading liquidity and research coverage. Greater scale, certified international supply and a diversified revenue base will make the combined entity the clear strategic counterparty in the sector for global CPG and pharmaceutical partners.

•	Provides choice for Aurora Shareholders: The Organigram Arrangement provides Aurora Shareholders with flexibility in how they receive the premium in exchange for their Aurora Shares. Aurora Shareholders can choose between an attractive mix of cash or Organigram Shares, or a combination of both.

•	Creates meaningful equity participation for Aurora Shareholders: Aurora Shareholders are expected to hold approximately 35% pro forma economic and 42% voting ownership of the combined company on a fully diluted basis, ensuring a meaningful opportunity to participate in the combined company’s future growth and value creation.

The foregoing reasons, among others, will be more fully described in a joint information circular to be filed in connection with the special meetings of shareholders of each company in respect of the Organigram Arrangement, which will recommend that Aurora Shareholders and holders of Organigram Shares approve the Organigram Arrangement (the “Joint Circular”). The Joint Circular will be made available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov and will be mailed to shareholders of both companies in due course. A copy of the Arrangement Agreement and Aurora’s material change report in respect of the Organigram Arrangement (the “Material Change Report”) may be obtained on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, and the Material Change Report is expressly incorporated by reference into this Notice of Change. Aurora Shareholders should review the Arrangement Agreement, Material Change Report and Joint Circular once available for full particulars of the Organigram Arrangement.

CONCLUSION AND RECOMMENDATION

For the principal reasons outlined above, the Aurora Board, on the unanimous recommendation of the Special Committee comprised of independent directors, and after receiving advice from its financial and legal advisors, unanimously concluded that the Hostile Bid remains inadequate, continues to significantly undervalue Aurora and is not in the best interests of Aurora or the Aurora Shareholders.

The Aurora Board UNANIMOUSLY recommends that Aurora Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Aurora Shares.

The Aurora Board UNANIMOUSLY recommends that any Aurora Shareholder who has tendered its Aurora Shares to the Hostile Bid WITHDRAW those Aurora Shares.

The foregoing summary of the information and factors considered by the Aurora Board and the Special Committee is not intended to be exhaustive of the information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and unanimously recommending that Aurora Shareholders reject the Hostile Bid and not tender their Aurora Shares to the Hostile Bid, but includes the material information, factors and analysis considered by the Aurora Board and the Special Committee in reaching their conclusions and recommendations. The Aurora Board and the Special Committee evaluated various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Aurora, and taking into account the advice of their legal and financial advisors and, in the case of the Aurora Board, the unanimous recommendation of the Special Committee. Given the numerous factors considered in connection with its evaluation of the Hostile Bid and the Organigram Arrangement, the Aurora Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their conclusion and unanimous recommendation. In addition, individual members of the Aurora Board and the Special Committee may have given different weight to different factors.

RECENT DEVELOPMENTS

On October 26, 2026, Aurora announced that the Alberta Securities Commission had dismissed the application brought by Curaleaf in respect of Aurora’s at-the-market equity program (the “ATM Program”). As more fully described in the First Notice of Change, Curaleaf filed the application on September 14, 2026, seeking an order to halt further sales under the ATM Program while the Hostile Bid remained outstanding, alleging that the ATM Program constituted a defensive tactic in response to the Hostile Bid. Aurora opposed the application on the basis that the ATM Program was publicly announced in February 2026, more than six months before Curaleaf launched the Hostile Bid, and was established to provide Aurora with flexibility to pursue strategic and accretive opportunities, including increased cultivation capacity and M&A. With the dismissal of Curaleaf’s application, no order halting sales under the ATM Program was made.

On November 3, 2026, Aurora and Organigram announced that they entered into the Arrangement Agreement providing for the Organigram Arrangement, as described herein.

Other than the foregoing, there have been no further significant developments relating to the Hostile Bid that have occurred since October 14, 2026, the date of Aurora’s First Notice of Change.

HOW TO REJECT THE HOSTILE BID

If you have not tendered your Aurora Shares to the Hostile Bid, you do not need to take any action to reject the Hostile Bid. Simply do not tender your Aurora Shares and disregard the tender materials sent by Curaleaf.

If you have already tendered your Aurora Shares, you should consider withdrawing them in accordance with the procedures described under “How to Withdraw Deposited Shares” below. Contact your broker or Kingsdale, Aurora’s strategic shareholder advisor and information agent, if you require assistance.

HOW TO WITHDRAW DEPOSITED SHARES

Aurora Shareholders who already have tendered their Aurora Shares to the Hostile Bid can WITHDRAW them at any time before they have been taken up by Curaleaf pursuant to the Hostile Bid by calling their broker or Kingsdale, the strategic shareholder advisor and information agent retained by Aurora, by North American toll free at 1-800-749-9052 or Call or Text 416-623-4172 or by Email at contactus@kingsdaleadvisors.com. To keep current with and obtain information about the Hostile Bid, please visit www.ProtectAurora.com.

Aurora Shareholders who hold Aurora Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Aurora Shares on their behalf. If Aurora Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on pages 43 to 45 of the Curaleaf Circular under the heading “Withdrawal of Deposited Common Shares”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Aurora Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

NO MATERIAL CHANGES

Except as otherwise disclosed or referred to in the Original Directors’ Circular, the First Notice of Change and this Notice of Change, or as otherwise publicly disclosed, the directors and officers of Aurora are not aware of any information that indicates any material change in the affairs of Aurora since the date of the last published financial statements, being its unaudited interim condensed consolidated financial statements for the quarter ended June 30, 2026.

OTHER MATERIAL INFORMATION

Except as disclosed or referred to in the Original Directors’ Circular, the First Notice of Change and this Notice of Change, the directors and officers of Aurora are not aware of any other information that would reasonably be expected to affect the decision of Aurora Shareholders to accept or reject the Hostile Bid.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Aurora with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF NOTICE OF CHANGE

The contents of this Notice of Change have been approved and the sending of this Notice of Change has been authorized by the Aurora Board.

CERTIFICATE

November 3, 2026

The foregoing, together with the Original Directors’ Circular of Aurora dated September 1, 2026 and the First Notice of Change dated October 14, 2026, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

“Michael Singer”

Lead Independent Director

“Norma Beauchamp”

Independent Director

SCHEDULE “A”
GLOSSARY

This Glossary forms part of this Notice of Change. Unless otherwise defined elsewhere in this Notice of Change, the following terms shall have the following meanings, and the grammatical variations thereof shall have the corresponding meanings:

“Arrangement Agreement” means the arrangement agreement entered into between Organigram and Aurora dated November 3, 2026.

“Aurora” or the “Company” means Aurora Cannabis Inc., a corporation incorporated under the BCBCA.

“Aurora Board” means the board of directors of Aurora being, as of the date of this Notice of Change, Michael Singer, Norma Beauchamp, Miguel Martin, Chitwant Kohli and Rajesh Uttamchandani.

“Aurora Shareholders” means the holders of the Aurora Shares.

“Aurora Shares” means the common shares, no par value, in the capital of Aurora.

“BCBCA” means the Business Corporations Act (British Columbia).

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.

“Convertible Securities” means, collectively, the DSUs, RSUs, PSUs and Options and any securities of Aurora that are exercisable or exchangeable for or convertible into Aurora Shares, other than the SRP Rights.

“Curaleaf” means Curaleaf Holdings, Inc., a corporation incorporated under the BCBCA.

“Curaleaf Circular” means the offer to purchase and circular of Curaleaf dated August 18, 2026 and filed by Curaleaf with the applicable securities regulatory authorities in Canada and the United States on August 18, 2026.

“Curaleaf Notice of Variation” means the notice of variation, change and extension of Curaleaf dated October 6, 2026 with respect to the Initial Hostile Bid.

“Curaleaf Shares” means the subordinate voting shares in the capital of Curaleaf.

“Depositary” means Odyssey Trust Company, in its capacity as depositary for the Hostile Bid.

“DSU” means a deferred share unit granted under the DSU Plan or the DSU Cash Plan, as the case may be.

“DSU Cash Plan” means the non-employee directors deferred share unit cash plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DSU Plan” means the deferred share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“DTC” means The Depository Trust Company or its nominee, which as of the date hereof is Cede & Co.

“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system maintained by the SEC.

“Expiry Time” means 11:59 p.m. (Mountain Time) on December 4, 2026, unless the Hostile Bid is extended, accelerated or withdrawn by Curaleaf in accordance with its terms.

“First Notice of Change” means the notice of change to the Original Directors’ Circular dated October 14, 2026.

“Fort Capital” means Fort Capital Partners.

“Fort Capital Fairness Opinion” means the opinion provided by Fort Capital to the Special Committee and the Aurora Board that as of November 3, 2026 and based on the assumptions, limitations and qualifications set forth therein, the consideration to be received by Aurora Shareholders under the Organigram Arrangement is fair, from a financial point of view, to the Aurora Shareholders.

“Hostile Bid” means the offer made by Curaleaf on August 18, 2026, pursuant to the Curaleaf Circular, as revised by the Curaleaf Notice of Variation, to acquire all of the outstanding Aurora Shares, together with the associated SRP Rights, including Aurora Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of Convertible Securities, for the consideration set out therein.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Initial Hostile Bid” means the offer made by Curaleaf on August 18, 2026, pursuant to the Curaleaf Circular.

“Joint Circular” means the joint management information circular to be filed by Aurora and Organigram in connection with the special meetings of shareholders of each company regarding the Organigram Arrangement.

“Kingsdale” means Kingsdale Advisors, the strategic shareholder advisor and information agent retained by Aurora.

“Notice of Change” means this notice of change to directors’ circular, including, without limitation, the cover pages and this Glossary.

“Option” means an option granted under the Option Plan.

“Option Plan” means the share option plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Organigram” means Organigram Global Inc., a corporation incorporated under the Canada Business Corporations Act.

“Organigram Arrangement” means the statutory plan of arrangement between Organigram and Aurora pursuant to section 288 of the BCBCA.

“Organigram Shares” means the common shares in the capital of Organigram.

“Origin” means Origin Merchant Partners.

“Origin Fairness Opinion” means the opinion provided by Origin to the Special Committee and the Aurora Board that as of November 3, 2026 and based on the assumptions, limitations and qualifications set forth therein, the consideration to be received by Aurora Shareholders under the Organigram Arrangement is fair, from a financial point of view, to the Aurora Shareholders.

“Original Directors’ Circular” means the directors’ circular dated September 1, 2026 issued by the Aurora Board in response to the Initial Hostile Bid.

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

“PRSU Cash Plan” means the performance share unit and restricted share unit long-term cash settled plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“PSU” means a performance share unit granted under the PSU Plan or the PRSU Cash Plan, as the case may be.

“PSU Plan” means the performance share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“RSU” means a restricted share unit granted under the RSU Plan or the PRSU Cash Plan, as the case may be.

“RSU Plan” means the restricted share unit plan of Aurora, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained by the Canadian Securities Administrators.

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of October 4, 2018, between Aurora and the SRP Rights Agent, as originally approved by the Aurora Shareholders on November 30, 2018 and most recently renewed at the annual general and special meeting of Aurora Shareholders held on August 9, 2024.

“Special Committee” means the special committee of Aurora composed of independent directors Michael Singer, Chitwant Kohli, Norma Beauchamp and Rajesh Uttamchandani.

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them.

“SRP Rights Agent” means Computershare Trust Company of Canada, in its capacity as rights agent under the Shareholder Rights Plan.

“take up” means, with respect to the Aurora Shares, to accept such Aurora Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings.

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